Exhibit 107
Calculation of Filing Fee Table
FORM
S-3
(Form Type)
American Electric Power Company, Inc.
(Exact Name of Registrant as Specified in its Charter)
The maximum aggregate offering price of the securities to which the prospectus relates is $2,300,018,400. The prospectus to which this Exhibit 107 is attached is a final prospectus for the related offering.